SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                             FORM 8 - K
                           CURRENT REPORT


PURSUANT TO SECTION 13 or 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  August 16, 2002

Commission file number:  0-22622

                        CREATOR CAPITAL LIMITED
        (Exact name of registrant as specified in its charter)

         BERMUDA                                         98-0170199
(State or other Jurisdiction of                      (I.R.S. Employer
Incorporation or Organization)                    Identification Number)

                        Cedar House, 41 Cedar Street
                          Hamilton HM 12, Bermuda
                  (Address of principal executive offices)

                              (604) 947-2555
             (Registrant's telephone number, including area code)


Securities registered pursuant to Section 12(g) of the Act:
50,000,000

ITEM 5:  OTHER EVENTS

1.  On August 15, 2002, Creator Capital Limited Reports  Second Quarter Earnings

2. Steve Rosenberg resigned as a Director effective July 12, 2002. And, on August 1, 2002, Company director, J. B. (Jack) Isles, passed away suddenly.

A copy of the News Release is attached hereto and filed as an Exhibit to this filing on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following person(s) on behalf of the Registrant and in the capacities and on the date indicated.

CREATOR CAPITAL LIMITED

"Deborah Fortescue-Merrin"
_____________________________
Name:  Deborah Fortescue-Merrin
Title:  President
Date:  August 16, 2002


EXHIBIT 1
News Release
August 15, 2002

Creator Capital Limited
Cedar House, 41 Cedar Street
Hamilton HM 12
Islands of Bermuda


Creator Capital Reports Second Quarter Earnings

HAMILTON, Bermuda --Aug. 14, 2002--Creator Capital Limited (OTCBB:CTORF) ("CCL") is pleased to release its revenue and results of operations for the second quarter ended June 30, 2002.

                                        Three Months              Six Months
                                       Ended June 30,           Ended June 30,
--------------------------------------------------------------------------------
                                     2001         2002        2001         2002
--------------------------------------------------------------------------------
                                      $            $           $            $

Revenue                            144,385      90,014      295,595      209,262
--------------------------------------------------------------------------------
Operating Expenses
 Depreciation and
  amortization                      70,212      22,950      201,222       45,901
 Consulting and contract
  labor                             24,500      21,775       57,012       61,733
 General and administrative         40,778      38,206       84,756       64,500
 Legal                                -          9,067        2,119       14,383
 Marketing                           5,068       2,475        5,068        8,058
 Sky Play Management                44,000        -          80,000       12,067
--------------------------------------------------------------------------------
                                   184,558      94,473      430,177      206,642
--------------------------------------------------------------------------------
Other (Income) and Expense
 Interest income                    (1,116)       (266)      (1,581)       (397)
--------------------------------------------------------------------------------
Net Income (loss)                 ( 39,057)     (4,193)    (133,001)       3,017
--------------------------------------------------------------------------------
BASIC AND DILUTED LOSS PER
 SHARE
Numerator for basic and diluted
 loss per share:
 Net Income (loss)                 (39,057)     (4,193)    (133,001)       3,017
 Preferred stock dividends         (86,740)    (49,294)     (86,740)   (100,982)
--------------------------------------------------------------------------------
 Gain (loss) to common
  shareholders                    (125,797)    (53,487)    (219,741)    (97,965)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Denominator for basic and
 diluted loss per share:
 Weighted average shares
 outstanding                    50,583,529  90,424,191   50,583,529   90,424,191
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Net loss per share                   0.002      0.0006        0.004        0.011
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Revenue from operations for the six months ended June 30, 2002 was $209,262 compared to $295,595 during the six months ended June 30, 2001. Revenue consisted of fees generated from the Sky Play amusement games acquired with the purchase of IIL. The decrease in revenue reflects the fact that the number of airlines and subsequently, the number of aircraft licensed to use the Company's software has decreased. This result is directly attributable to the current budgetary constraints of the airline industry in general and increased competi-tion.

Net gain of $3,017 for the six months ended June 30, 2002 compared to a loss of $133,001 for the six months ended June 30, 2001 reflects the continuing efforts of management to contain expenses, along with the significant decrease in the depreciation and amortization expenses.

General and administrative expense decreased from $84,756 in the 2001 period to $64,500 in the 2002 period.

Consulting and contract labor expenses have increased from $57,012 to $61,733. Product marketing increased from $5,068 to $8,058 and legal expense increased from $2,119 to $14,383. The increase in legal fees is attributable to aggress-ive trademark and logo registrations, and fees incurred with respect to the termination of the previous managers of the SkyPlay business in April 2001.

Depreciation and amortization expenses decreased from $201,222 to $45,901.

Steve Rosenberg resigned as a Director effective July 12, 2002 due to profess-ional commitments. He remains active as a consultant to the Company. On August 1, 2002, J. B. (Jack) Isles passed away suddenly. His valuable advice and active interest in CCL will be sorely missed.

About Creator Capital
Creator Capital Limited is a Bermuda exempted company. CCL holds an investment in a China Lotteries Project. The Company introduced the in-flight interactive gaming experience to international airline passengers as a method of creating additional revenues for airlines. Creator Capital's two products are Sky Games and Sky Play. Sky Games consists of interactive gaming, such as Blackjack (21), Draw Poker, and Slots. Sky Play consists of interactive PC amusement games such as Mah Jong, Solitaire and Chess.

ON BEHALF OF THE BOARD OF DIRECTORS

"Deborah Fortescue-Merrin"

Deborah Fortescue-Merrin, President

Safe Harbour statements under the Private Securities Litigation Reform Act of 1995; - this release contains forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, and Section 21B of the Securities Exchange Act of 1934. Any statements which express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact, may be foreword looking statements. Forward looking statements are based upon expectations, estimates and projections at the time the statements are made, which involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.